The Board of Directors
Anchor Advanced Products, Inc.
Knoxville, Tennessee

    We consent to the inclusion in this Form S-4 of our report, dated September 23, 1994, on our audit of the financial statements of Mid-State Plastics, Inc. We also consent to the reference to us under the heading "Experts" in such Form S-4.

                                          /s/ Cherry, Behaert & Holland, L.L.P.


Asheboro, North Carolina
August 5, 1997